[LOGO] GERBER SCIENTIFIC                             Gerber Scientific, Inc.
                                                     83 Gerber Road West
                                                     South Windsor, CT 06074 USA

                                                     860-644-1551 phone
Office of the Chairman                               860-643-7039 fax

                                                     www.gerberscientific.com


Dear Fellow Shareholder:

Gerber Scientific is pleased to provide you with your Company's 1999 Annual Report and Proxy. Also, we invite you to attend the Annual Meeting of Shareholders scheduled for 2:30 P.M. on WEDNESDAY, SEPTEMBER 15, 1999 AT GERBER SCIENTIFIC CORPORATE HEADQUARTERS IN SOUTH WINDSOR, CT. This event is designed to familiarize you with your Company and its many new products.

Please join us for a briefing of fiscal 1999 activities and a variety of product demonstrations showcasing the new products introduced in the past year by each of the Company's operating subsidiaries. The Annual Meeting offers you a unique opportunity to witness, firsthand, your Company's progress in providing newer, better and more versatile tools for mass customization.

Please register promptly for the Meeting so that we may properly accommodate all who attend. Admission badges will be available for each registered attendee as you enter the Meeting. To register, simply complete and return the enclosed postcard, or follow the procedures set forth in the formal notice of the Meeting on page one of the enclosed Proxy Statement. Voting by telephone, by means of the Internet, or on the postage-paid Proxy Card prior to the Meeting is encouraged...even if you plan to attend the Meeting. The enclosed Proxy explains voting procedures. These also are summarized on the Proxy Card.

If you or a guest require special assistance to attend, please call us at 1-800-811-4707, extension 8017, in advance of the Meeting. For your convenience, the inside back cover of the Proxy contains a map showing the location of the Meeting site and directions. Parking will be provided.

Please mark your calendar today and plan to join us for an interesting and informative Meeting. We look forward to seeing you in September.



Sincerely,

/s/ Michael J. Cheshire
Michael J. Cheshire
Chairman, President and Chief Executive Officer

TABLE OF CONTENTS

Notice of Annual Meeting.................................................     1

Proxy Statement..........................................................     2

Proposal 1 -- Election of Directors......................................     5

Management Development and
Compensation Committee Report............................................     9

Performance Graph........................................................    13

Proposal 2 -- Approval of the Gerber Scientific, Inc.
2000-2004 Executive Annual Incentive Bonus Plan..........................    18

Appendix A
Gerber Scientific, Inc. 2000-2004 Executive
Annual Incentive Bonus Plan..............................................    21

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME                                2:30 p.m. on Wednesday, September 15, 1999

PLACE                               Headquarters of Gerber Scientific, Inc.
                                    83 Gerber Road West
                                    South Windsor, CT 06074

ITEMS OF BUSINESS                   (1) To elect three members of the Board of
                                        Directors for a three-year term.

                                    (2) To obtain shareholder approval of the
                                        Executive Annual Incentive Bonus Plan
                                        for fiscal years 2000 through 2004.

                                    (3) To transact any other business that may
                                        properly come before the Meeting and any adjournment or postponement.

RECORD DATE                         You may vote if you are a shareholder of
                                    record at the close of business on
                                    July 26, 1999.

ANNUAL REPORT                       Our 1999 Annual Report, which is not part of
                                    this proxy solicitation, is enclosed.

PROXY VOTING                        It is important that your shares be
                                    represented and voted at the Meeting.
                                    You may vote your shares in one of four
                                    ways:
                                    (1) Complete, sign and return the enclosed
                                        proxy card; or
                                    (2) Use the toll-free telephone number shown
                                        on the proxy card; or
                                    (3) Vote via the Internet by visiting the
                                        website shown on your proxy card; or
                                    (4) Attend the Annual Meeting in person.

REGISTRATION                        If you wish to join us, please return the
                                    enclosed postage paid postcard or call us at 1-800-811-4707, extension 8017, before
                                    September 1, 1999.

YOUR VOTE IS IMPORTANT!

Shareholders of record may vote their proxies by telephone, Internet, mail or at the Meeting. If you wish to vote by phone, a telephone number and control number are included on your proxy card. A website address and control number are included on your proxy card for Internet voting. If you choose to vote by mail, a postage paid envelope is provided. Your proxy may be revoked at any time either before or at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you should receive instructions to follow for your shares to be voted.


ADMISSION TO ANNUAL MEETING

An admission badge to the Annual Meeting may be obtained by completing and sending the enclosed postage-paid postcard or you may call us at 1-800-811-4707, extension 8017. You will receive your admission badge at the door on the day of the Meeting.


By order of the Board of Directors


/s/ Richard F. Treacy, Jr.
Richard F. Treacy, Jr.
Secretary
August 2, 1999


PROXY STATEMENT

These proxy materials are delivered in connection with the solicitation by the Board of Directors of Gerber Scientific, Inc. (the "Company", "we" or "us") of proxies to be voted at our 1999 Annual Meeting of Shareholders and at any postponement or adjournment. The Company will bear the costs of making solicitations from its shareholders and will reimburse banks and brokerage firms for out of pocket expenses incurred in connection with this solicitation. Directors, officers, and employees of the Company, at no additional compensation, may solicit proxies by mail or in person. The Company has retained Georgeson & Company, Inc. to aid in the solicitation of proxies at an estimated cost of $20,000, including expenses.


SHAREHOLDERS ENTITLED TO VOTE

Shareholders of record of Gerber Scientific, Inc. Common Stock at the close of business on July 26, 1999 are entitled to receive this notice and to vote their shares at the Annual Meeting. As of this date, there were 22,173,235 shares of Common Stock outstanding. Each Common share is entitled to one vote on each matter properly brought to the Meeting for vote.


VOTING RIGHTS

Abstentions and broker non-votes are not included in the calculation of the vote, but do count toward a quorum. Proxies may be revoked at any time before they are exercised by (1) written notice to the Secretary of the Company; (2) delivery of a later dated properly executed proxy; or (3) voting by ballot at the Annual Meeting.

Proxies will be voted as directed by the shareholder or, if no direction is given, will be voted FOR the nominees for the Board of Directors and FOR approval of the Executive Annual Incentive Bonus Plan.

This Proxy Statement and the accompanying form of proxy are being first mailed to shareholders on or about August 4, 1999.

Table 1 on page 3 presents certain information regarding the beneficial and record owners of more than five percent of the Company's Common Stock who were known to the Company on July 26, 1999.

PRINCIPAL SHAREHOLDERS

                                                                TABLE I
-----------------------------------------------------------------------------------------------------------------------------
NAME OF                                                        NUMBER OF                           PERCENT OF
BENEFICIAL OWNER                                            SHARES OWNED                                CLASS
-----------------------------------------------------------------------------------------------------------------------------
Members of Family of H. Joseph Gerber (1)
c/o David J. Gerber
  83 Gerber Road West                                          2,588,100                                11.7%
  South Windsor, CT 06074
-----------------------------------------------------------------------------------------------------------------------------
David L. Babson and Company Incorporated
  One Memorial Drive                                           2,168,641                                 9.8%
  Cambridge, MA 02124
-----------------------------------------------------------------------------------------------------------------------------

(1) The Gerber family consists of Mrs. Sonia K. Gerber, Melisa T. Gerber, and David J. Gerber. As a group, the family holds the total number of shares indicated either directly or in trusts where various members of the family are trustees. The above total also includes the share ownership of David J. Gerber as reported in Table II.

PRINCIPAL SHAREHOLDERS

The following table shows the number of shares of Gerber Scientific, Inc. Common Stock beneficially owned by all Directors, nominees for Director and each of the executive officers identified in the Summary Compensation Table on page 11 and all Directors and executive officers as a group as of 7/15/99.

                                                            TABLE II
------------------------------------------------------------------------------------------------------------------------------
NAME OF                                                    NUMBER OF                       PERCENT OF
BENEFICIAL OWNER                                    SHARES OWNED (1)                            CLASS
------------------------------------------------------------------------------------------------------------------------------
Michael J. Cheshire                                           82,851    (2)                         *
George M. Gentile                                            309,838    (3)                      1.4%
David J. Gerber                                            1,907,836    (4)                      8.6%
Donald P. Aiken                                                9,787    (5)                         *
Edward E. Hood, Jr.                                           12,722    (6)                         *
David J. Logan                                                 7,682    (7)                         *
Carole F. St. Mark                                             8,722    (8)                         *
A. Robert Towbin                                              36,357    (9)                         *
William Jerome Vereen                                         14,700   (10)                         *
Fredric K. Rosen                                              78,522   (11)                         *
Charles M. Hevenor                                            44,698   (12)                         *
Gary K. Bennett                                               43,202   (13)                         *
Richard F. Treacy, Jr.                                        59,206   (14)                         *
All Directors
and executive officers as a group (16 persons)             2,671,187   (15)                     12.1%
------------------------------------------------------------------------------------------------------------------------------

*Less than 1%.
(1) Unless otherwise indicated below, each Director and Executive Officer has sole voting and investment power with respect to such shares.
(2) Includes 54,500 shares covered by stock options exercisable within 60 days, 819 shares under 401(k) Plan, and 3,625 shares under Deferred Compensation Plan.
(3) Includes 252,500 shares covered by stock options exercisable within 60 days.
(4) Includes 72,128 shares owned directly; 1,816,708 shares held in various family trusts where Mr. Gerber, as trustee, participates in common voting rights with other trustees; and 19,000 shares covered by stock options exercisable within 60 days.
(5) Includes 6,000 shares covered by stock options exercisable within 60 days and 1,787 shares for Director fees that have been deferred; these shares are not issued until the selected deferral date.
(6) Includes 9,000 shares covered by stock options exercisable within 60 days and 1,722 shares for Director fees that have been deferred; these shares are not issued until the selected deferral date.
(7)  Includes 7,000 shares covered by stock options exercisable within 60 days.
(8) Includes 6,000 shares covered by stock options exercisable within 60 days and 1,722 shares for Director fees that have been deferred; these shares are not issued until the selected deferral date.
(9) Includes 11,000 shares covered by stock options exercisable within 60 days and 1,657 shares for Director fees that have been deferred; these shares are not issued until the selected deferral date.
(10) Includes 1,000 shares that he holds as trustee for his children and 9,000 shares covered by stock options exercisable within 60 days.
(11) Includes 4,000 shares owned beneficially by his wife, which he disclaims any beneficial ownership, and 22,667 shares covered by stock options exercisable within 60 days.
(12) Includes 37,634 shares covered by stock options exercisable within 60 days.
(13) Includes 31,227 shares covered by stock options exercisable within 60 days and 104 shares under 401(k) Plan.
(14) Includes 47,500 shares covered by stock options exercisable within 60 days.
(15) Includes 557,931 shares covered by stock options exercisable within 60 days, 923 shares under 401(k) Plan, 4,663 shares under Deferred Compensation Plan, and 6,888 shares for Director fees deferred in the form of Gerber shares.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Board of Directors is divided into three classes, currently consisting of three Directors each, whose terms expire at successive annual meetings. Three Directors will be elected at the 1999 Annual Meeting to serve for a three-year term expiring in 2002.

The Board of Directors has proposed the following nominees for election as Directors with terms expiring in 2002: A. Robert Towbin, David J. Logan and Carole F. St. Mark. A Director receiving a plurality of the votes will be elected. Unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees, your proxy will be voted for the election of the named Directors.


                        THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE FOR THE ELECTION OF THESE
                             NOMINEES AS DIRECTORS.

We expect each nominee for election as a Director to be able to serve, if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of Directors serving on the Board.


NOMINEES FOR DIRECTORS TO BE ELECTED AT THE 1999 ANNUAL MEETING

A. ROBERT TOWBIN
AGE 64
DIRECTOR SINCE 1992

Senior Managing Director of C.E. Unterberg, Towbin since September 1995. From January 1994 to September 1995, Mr. Towbin was President and CEO of the Russian-American Enterprise Fund and later Vice Chairman of its successor fund, The U.S. Russia Investment Fund. He was a Managing Director at Lehman Brothers and Co-Head, High Technology Investment Banking from January 1987 until January 1994. Prior to joining Lehman Brothers, Mr. Towbin was Vice Chairman and a Director of L.F. Rothschild, Unterberg, Towbin Holdings Inc. and its predecessor companies from 1959 to 1987. He serves on the Boards of the following public companies: Bradley Real Estate, Inc.; Globalstar Telecommunications Ltd.; Globecomm Systems Inc.; and K&F Industries, Inc. Mr. Towbin is a member of our Board & Business Development Committee.

DAVID J. LOGAN
AGE 65
DIRECTOR SINCE 1996

Director of the Company from 1988 to 1989. Independent technical consultant to the Company. Formerly Senior Vice President, Engineering of the Company and President of a wholly-owned subsidiary, Gerber Scientific Products, Inc. until retirement in 1990. Member of our Board's Business Development Committee.

CAROLE F. ST. MARK
AGE 56
DIRECTOR SINCE 1997

Founder and President of Growth Management LLC., a business development and strategic management company. Eighteen-year employee of Pitney Bowes, Inc. holding a series of senior positions including President and Chief Operating Officer of Pitney Bowes Business Services. Director of Polaroid Corporation, Supervalue, Inc. and Royal and Sun Alliance Insurance Group, PLC. Chairperson of our Board's Business Development Committee and member of the Management Development and Compensation Committee.


DIRECTORS WHOSE TERMS EXPIRE IN 2000

EDWARD E. HOOD, JR.
AGE 68
DIRECTOR SINCE 1994

Vice Chairman of General Electric Company of Fairfield, Connecticut, from 1979 to 1993. Director of Lockheed Martin Corp. and Lincoln Electric Co. Chairperson of our Board's Management Development and Compensation Committee and member of the Audit and Finance Committee.

WILLIAM JEROME VEREEN
AGE 58
DIRECTOR SINCE 1994

President, Chief Executive Officer, Treasurer and Acting Chairman of the Board of Directors of Riverside Manufacturing Company of Moultrie, Georgia. Director of Georgia Power Company and Blue Cross/Blue Shield of Georgia. Advisory Director for Southern Region, NationsBank of Georgia N.A., Director of Textile Clothing Technology Corporation (TC2), Georgia Research Alliance, and Georgia Chamber of Commerce. Executive Committee and Director of American Apparel Manufacturers Association (AAMA) and International Apparel Federation (IAF). Chairperson of our Board's Audit and Finance Committee and member of the Management Development and Compensation Committee.

MICHAEL J. CHESHIRE
AGE 50
DIRECTOR SINCE 1997

Chairman of our Board, President and Chief Executive Officer of the Company since 1998. Our President and Chief Operating Officer from 1997 to 1998. Director, WESCO International, Inc. and Connecticut Business & Industry Association. Corporator, Eastern Connecticut Health Network, Inc. and Farmington Savings Bank. Formerly held executive positions at General Signal, Inc. including President of its Electrical Group and its Electrical Power Systems Group.

DIRECTORS WHOSE TERMS EXPIRE IN 2001

GEORGE M. GENTILE
AGE 63
DIRECTOR SINCE 1989

Chairman of our Board from 1996 to 1998. Our Chief Executive Officer from August 1996 to June 1998. Senior Vice President, Finance from 1977 to 1996. Employed by the Company in key financial and management positions from 1963 until his retirement in 1998. Member of the Board of Regents of the University of Hartford.

DAVID J. GERBER
AGE 38
DIRECTOR SINCE 1992

Our Vice President, Business Development and Technology Strategy since 1998. Director of New Business Development and Technology Strategy from 1996 to 1998. Attorney in our Legal Department from 1989 to 1996. Corporate Secretary from February 1995 to September 1996. Member of our Board's Business Development Committee.

DONALD P. AIKEN
AGE 55
DIRECTOR SINCE 1997

Independent Management Consultant. Formerly Executive Vice President and General Manager of Electrical Cables, BICCGeneral, President, BICC Brand-Rex and President of ABB Industrial Systems, Inc. Prior executive positions at General Instrument Corporation and Texas Instruments. Member of our Board's Management Development and Compensation Committee, the Audit and Finance Committee and the Business Development Committee.


RELATIONSHIPS

No nominee is in any way related to any continuing Director, no continuing Director is in any way related to any nominee or any other continuing Director, and no nominee or continuing Director is in any way related to any current executive officer of the Company or its subsidiaries. There is no arrangement or understanding between any nominee and any other person pursuant to which he or she was selected as a nominee.


NOMINATION OF DIRECTORS

Any shareholder wishing to nominate other persons for Director of the Company may do so by writing to the Secretary of the Company no later than ten days following the mailing of this Proxy Statement or the public notice of the date of the Shareholders' Annual Meeting.

COMPENSATION OF DIRECTORS

FEES AND BENEFIT PLANS FOR NON-EMPLOYEE DIRECTORS

ANNUAL CASH RETAINER FEES. Directors who are not our employees ("Non-Employee Directors") receive a cash Director fee of $20,000 per year. Non-Employee Directors who serve on one or more Board committees receive an additional $1,000 for each committee.

MEETING FEES. Non-Employee Directors also receive a fee of $1,000 for attending each Board meeting.

The Directors may choose to receive all or a part of their Director fees in Company stock.

DEFERRALS. Non-Employee Directors may defer all or part of their annual Director fees and meeting fees until a future time that is selected by the Director. The Director may choose to have the deferral held in cash or Gerber Scientific, Inc. stock. Cash deferrals are credited with interest at market rates. Stock deferrals are credited with all dividends that are declared during the deferral time period and reinvested in our stock.

STOCK OPTIONS. As approved at the 1998 Annual Meeting of Shareholders, Non-Employee Directors receive each year options for 3,000 shares of Gerber Scientific, Inc. stock in accordance with the terms of the Non-Employee Director Stock Option Plan. The shareholders further approved an increase in the authorized stock available for option grants under this plan to 175,000 shares.


COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three standing committees: the Audit and Finance Committee, the Management Development and Compensation Committee, and the Business Development Committee. The Board does not have a Nominating Committee.


THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee is responsible for reviewing and recommending to the Board the annual appointment of the independent auditors. The Committee also:

(1) reviews with the independent auditors and the internal auditors the scope of the audits, the external auditors' fees and related matters;

(2) reviews the adequacy of the auditors' examinations and audits;

(3) approves non-audit services performed by the independent auditors.


THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

The Management Development and Compensation Committee is responsible for establishing annual and long-term performance goals for our Chief Executive Officer ("CEO") and other executive officers. The Committee also:

(1) establishes salaries and other compensation to be paid to our executive officers;

(2) determines terms and conditions of bonus and stock option plans;

(3) establishes and administers performance goals and other criteria for payment of any compensation to our executive officers;

(4) amends the Company's Employee Stock Option Plans, subject to shareholder approval when required;

(5) recommends to our Board of Directors training and other development of the Company's management personnel;

(6) prepares an annual Management Development and Compensation Committee Report for the shareholders.


THE BUSINESS DEVELOPMENT COMMITTEE

The Business Development Committee is responsible for the evaluation of opportunities presented by the management of the Company to develop existing and new business for the Company.


MEETINGS OF THE BOARD AND ITS COMMITTEES

The Board of Directors met six times and acted by unanimous written consent on twelve occasions during the fiscal year. All of the Directors attended 75 percent or more of the aggregate of their respective Board and Committee meetings. The Audit and Finance Committee held one meeting during the 1999 fiscal year, the Business Development Committee held one meeting during the 1999 fiscal year and the Management Development and Compensation Committee held three meetings during the 1999 fiscal year and acted by unanimous written consent on three occasions.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers and beneficial owners of the more than 10% of the Company's Common Stock to file reports of holdings and transactions in Gerber Scientific, Inc. shares with the Securities & Exchange Commission ("SEC") and the New York Stock Exchange. Based on our records and other information, we believe that all required reports have been timely filed by all Directors, officers and shareholders except for late reports on Form 5 from the 1998 Fiscal Year for Messrs. Cheshire and Harrington, a Senior Vice President of the Company, to reflect acquisition of Company Common Stock through weekly payroll deductions from January to April 1998 under the Company's Deferred Compensation Plan, a Plan thought by counsel to be a "tax conditioned" plan exempt from the SEC reporting requirement.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Hood, Aiken, Vereen and Ms. St. Mark served as members of the Management Development and Compensation Committee for all of the Company's last completed fiscal year. Except as indicated under "Directors Compensation" and "Related Transactions", no such member was compensated by the Company for any services rendered during the fiscal year.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. David J. Logan received consulting fees from the Company of $120,000 plus incidental expenses for fiscal year 1999.

Mr. A. Robert Towbin is a principal in C.E. Unterberg, Towbin, an investment banking firm. During fiscal year 1999, that firm received investment banking fees in the amount of $200,744 with respect to the acquisition by the Company of Spandex PLC which was concluded in May 1998.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE
COMPENSATION


DEAR SHAREHOLDERS:

Our Committee is responsible for establishing executive compensation policies, approving base salary levels for executive officers, including those named in the Summary Compensation Table (the "Named Executives"), determining the terms and conditions of incentive bonuses, making stock plan awards (in conformance with shareholder-approved plans) and generally administering the Company's stock option and executive bonus plans. We also establish and administer performance goals and other criteria for payment of any compensation to executive officers intended to be performance contingent. In addition, we make recommendations to the full Board of Directors concerning development of the Company's management personnel. The Board of Directors has delegated these responsibilities to this Committee.


EXECUTIVE COMPENSATION PHILOSOPHY

The Company's executive compensation philosophy emphasizes three guiding principles:

(1) Providing a competitive executive compensation package that enables the Company to attract and retain talented executives;

(2) Basing a major portion of each executive's annual cash compensation on the annual profitability of the Company or of the subsidiary for which the executive is primarily responsible; and,

(3) Aligning the financial interests of executives with long-term total shareholder return, particularly through the accumulation of Company shareholdings by each executive.

In setting executive compensation levels and plan design features, the Committee has periodically been assisted by outside compensation consultants. Currently, Frederic W. Cook & Co. is the consultant to the Committee and reports directly to the Committee.

These outside consultants provide compensation information on companies of similar size to the Company.


BASE SALARY

In fiscal year 1999, as in prior years, the Committee determined base salaries for the Company's executive officers, including the Named Executives, based on the individual's personal performance and competitive comparisons. Historically, the Company has targeted executive salaries to fall between the median and seventy-fifth percentile of the comparison companies. In the future, salaries will be targeted at median to sixty-fifth percentile, and the emphasis will shift to performance-based compensation.


ANNUAL INCENTIVE BONUS PLAN

In fiscal year 1999, annual incentive cash bonuses were awarded to employees of the Company and its subsidiaries under the 1999-2001 Annual Incentive Bonus Plan (the Plan) approved by shareholders at their September 25, 1998 meeting. Bonuses were paid from bonus pools funded on the basis of formulas determined at the beginning of the year by the Committee and approved by the full Board of Directors. The formulas for each entity for 1999 were 1% of pre-tax, pre-bonus profits of the entity (as adjusted to eliminate certain income and expense items) plus 3% of the improvement in such profits over 70% of the highest such annual profit achieved by the entity during the prior three years.

Certain participants, including the Named Executives, could elect to direct that up to 50% of their bonuses be used to purchase Company stock at the market price on the date of the bonus award. Executives who made this election received restricted stock equal to one-third of the number of shares purchased (before tax withholding). Such elections are noted in the Summary Compensation Table on page 11.

In its ongoing efforts to link executive rewards to the future success of the Company, a new plan, the 2000-2004 Executive Annual Incentive Bonus Plan (the "2000 Plan") has been adopted by the Committee and ratified by the Board of Directors. The Plan is presented for shareholder approval under Proposal 2. The complete text of the 2000 Plan is included as Appendix A. Under the 2000 Plan, target bonus incentives are established for each participant resulting in a total cash opportunity between the 50th-75th% percentile. Participants may earn bonuses from 0-200% of target.


LONG-TERM INCENTIVE PLAN

In fiscal year 1999, the Committee granted stock options to the Named Executives in the amounts indicated in Table IV on page 12 under the Gerber Scientific Inc., 1992 Employee Stock Plan as amended. Certain of these option grants ("reload" options) were the result of the exercise of an earlier option. The other option award was based on median competitive guidelines presented by outside consultants and evaluation of individual performance.


COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

Consistent with the Company's compensation strategy and philosophy described above, the Committee made the following decisions with respect to the compensation of the Chief Executive Officer, Michael Cheshire. First, Mr. Cheshire's salary was increased from $350,000 to $500,000. The cash bonus awarded to Mr. Cheshire was determined in accordance with the terms of the 1999-2001 Annual Incentive Bonus Plan. His target incentive was 75% of salary with a maximum of 150% of salary. His earned award was $494,697 or 101% of his fiscal year 1999 salary payments. Mr. Cheshire was awarded stock options ("reload" options) on 22,955 shares on September 24, 1998 pursuant to his exercise of an earlier option grant.


POLICY ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

This Committee, which consists solely of outside directors, generally intends to provide for the deductibility of all compensation expenses, although it recognizes that circumstances may arise in which the interests of the Company and its shareholders are best served by decisions which limit this deductibility, and the Committee will act in its best judgment in such circumstances.

To preserve the deductibility of all amounts which may be paid to the Named Executives under the Company's 2000 Plan, the Committee has directed that the 2000 Plan be submitted to the Company's shareholders for approval at the Annual Meeting scheduled for September 15, 1999. If the Plan is not approved, it will not be implemented. However, if shareholder approval is not obtained, the Committee may be required to prepare an alternative bonus plan for key employees to continue to attract and retain talented executives.

Respectfully submitted,
The Management Development and
Compensation Committee

         Edward E. Hood, Jr., Chairperson
         Donald P. Aiken
         Carole F. St. Mark
         William J. Vereen

--------------------------------------------------------------------------------

EXECUTIVE COMPENSATION AND TRANSACTIONS

The following table shows compensation for services during the years ended April 30, 1999, 1998, and 1997 for the Chief Executive Officers and the four other most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE

                                                           TABLE III
----------------------------------------------------------------------------------------------------------------------------
                                                                                  LONG-TERM COMPENSATION
                                                                           -------------------------------------
                                        ANNUAL COMPENSATION                         AWARDS             PAYOUTS
                          ------------------------------------------------ -------------------------- ----------
           (a)            (b)       (c)          (d)           (e)            (f)          (g)         (h)          (i)
                                                                                        SECURITIES   LONG-TERM
                                                              OTHER        RESTRICTED   UNDERLYING   INCENTIVE   ALL OTHER
        NAME AND                                              ANNUAL      STOCK AWARDS   OPTIONS/      PLAN     COMPENSATION
   PRINCIPAL POSITION     YEAR  SALARY ($)  BONUS (&)(1) COMPENSATION ($)   ($) (2)     SARS (#)(3)   ($) (4)     ($) (5)
----------------------------------------------------------------------------------------------------------------------------

Michael J. Cheshire       1999  $ 488,461    $ 494,697          $  --       $ 82,469       22,955   $ 59,356      $  1,200
Chairman, President and   1998    350,000      224,000             --         37,338      120,000         --         1,000
    Chief Executive       1997     67,308           --        100,000             --       30,000         --       300,000
    Officer(6)
    from 6/1/98

George M. Gentile         1999    267,692      213,699             --             --           --         --           200
Chief Executive Officer   1998    400,000      256,000             --         42,668      200,000         --         1,000
    to 6/1/98             1997    388,282       90,586             --             --           --         --           600

Fredric K. Rosen          1999    293,077      136,800             --         22,819       12,726     79,141         1,200
Senior Vice President     1998    275,000      268,860             --         44,816       50,000         --         1,000
    President Gerber      1997    261,923       33,243             --             --           --         --           600
    Technology, Inc.

Charles M. Hevenor        1999    275,000      164,916             --             --       15,000     43,528         1,200
Senior Vice President     1998    238,754       95,979             --          6,391       35,000         --         1,000
    President Gerber      1997    209,092       84,353             --             --           --         --           600
    Scientific
    Products, Inc.

Gary K. Bennett           1999    235,000      159,520             --         10,635       12,753     27,699         1,200
Senior Vice President,    1998    176,250      112,800             --         11,282       50,000         --         1,000
    and Chief Financial   1997    165,577       38,629             --             --           --         --           600
    Officer

Richard F. Treacy, Jr.    1999    198,461      134,481             --         22,426           --     39,571         1,200
Senior Vice President,    1998    180,000      115,200             --         19,199       30,000         --         1,000
    and General Counsel   1997    176,154       41,097             --             --           --         --           600
----------------------------------------------------------------------------------------------------------------------------

(1) In 1999 and 1998, the Named Executives could elect to receive up to 50 percent of their bonus in the form of Gerber Scientific, Inc. stock in lieu of cash. See discussion in the Management Development and Compensation Committee report (page 9) regarding the stock purchase alternative.
(2) As of April 30, 1999, aggregate restricted stock holdings and their year end value were: Michael J. Cheshire, 1,443 shares valued at $27,146; Fredric K. Rosen, 1,732 shares valued at $32,583; Charles M. Hevenor, 247 shares valued at $4,647; Gary K. Bennett, 436 shares valued at $8,202; and Richard F. Treacy, Jr., 742 shares valued at $13,959. In June 1999, the Company again granted to the Named Executives and others, who purchased Gerber Scientific, Inc. stock with their bonus, restricted stock equal in value to one-third of the bonus amount received in common stock (before tax withholdings). Restricted stock vests in equal installments at each of the three anniversary dates following the grant date subject to certain restrictions. Awards reported in this column are as follows: Michael J. Cheshire, 3,567 shares in 1999 and 1,443 shares in 1998; George M. Gentile, 1,649 shares in 1998; Fredric K. Rosen, 987 shares in 1999 and 1,732 shares in 1998; Charles M. Hevenor, 247 shares in 1998; Gary K. Bennett, 460 shares in 1999 and 436 shares in 1998; and Richard F. Treacy, Jr., 970 shares in 1999 and 742 shares in 1998. Dividends are paid on the restricted stock. Restricted shares vest free and clear of all restrictions upon the retirement of the holder of such shares. Accordingly, George M. Gentile's previously restricted shares vested when he retired from the Company on December 31, 1998.
(3) The securities underlying the options are shares of the Company's common stock. The Company does not grant stock appreciation rights (SARs).
(4) Amounts included in this column are payable to the Named Executives and others associated with performance units granted in 1995. These performance units became payable in cash when certain pre-established performance goals were attained as of April 30, 1999 as certified by the Management Development and Compensation Committee of the Board of Directors. Performance units are required to be used to simultaneously exercise related stock options with the cash award. There were no long-term incentive plan payouts in 1998 or 1997.
(5) Each of the Named Executives received $1,000 in matching contributions under the Company's 401(k) defined contribution plan in 1999 except George
     M. Gentile. The matching contributions for these executives in 1998 and 1997 were $800 and $400, respectively, except for Mr. Cheshire who began receiving 401 (k) matching contributions in 1998. Also, each executive received $200 as a Christmas bonus in each year, except Mr. Cheshire who received $200 as a Christmas bonus beginning in 1998.
(6) In February 1997, Mr. Cheshire joined the Company as President and Chief Operating Officer. At such time, Mr. Cheshire became entitled to receive $400,000 as a sign-on award, of which $200,000 was paid in 1999 and $100,000 in 1998 and 1997.

OPTION GRANTS IN LAST FISCAL YEAR

                                                           TABLE IV
                                                                                                   POTENTIAL REALIZABLE
                                                                                                     VALUE AT ASSUMED
                                                                                                  ANNUAL RATES OF STOCK
                                                                                                    PRICE APPRECIATION
                                                  INDIVIDUAL GRANTS                                  FOR OPTION TERM
                       ------------------------------------------------------------------------   -----------------------
         (a)                   (b)                 (c)               (d)             (e)             (f)          (g)

                                                % of Total
                       Number of Securities  Options Granted     Exercise or
                        Underlying Options     to Employees    Base Price (2)
         Name              Granted (1)        in Fiscal Year    ($ per Share)  Expiration Date     5% (3)       10% (3)
-------------------------------------------------------------------------------------------------------------------------

Michael J. Cheshire                  22,955        5.7%            $  27.31        4/30/07        $ 322,000     $784,000
George M. Gentile                        --         --                   --             --               --           --
Fredric K. Rosen                     12,726        3.2%               27.43        4/30/07          180,000      437,000
Charles M. Hevenor                   15,000        3.7%               24.87        4/30/08          235,000      595,000
Gary K. Bennett                      12,753        3.2%               27.31        4/30/07          179,000      436,000
Richard F. Treacy, Jr.                   --         --                   --             --               --           --
-------------------------------------------------------------------------------------------------------------------------

(1) These options, except for those granted to Charles M. Hevenor, were granted upon the exercise of certain other options ("reload" options). Reload options are granted when the optionee exercises all or part of an earlier original option within five years of the grant date of the original option through a form of "cashless" exercise. Each reload option granted entitles the optionee to purchase a number of shares of common stock equal to the number of shares of common stock surrendered in exercising the original option; have an option price equal to the fair market value of a share of common stock on the grant date of the reload option; vest and become exercisable three years following the grant date of the reload options; and are exercisable until the expiration of the option period for the original options. The stock options that were granted to Charles M. Hevenor become exercisable in installments of 33 1/3% per year beginning in fiscal year 2000. The terms of the plan provide that all stock options granted may become exercisable in full in the event of a change of control (as defined in the plan).
(2) These stock options were granted on the following dates: Michael J. Cheshire, September 24, 1998; Fredric K. Rosen, September 29, 1998; Charles
     M. Hevenor, May 1, 1998; and Gary K. Bennett, September 24, 1998. These stock options were granted at the fair market value of the common stock on the date of grant.
(3) Pursuant to Securities and Exchange Commission rules, columns (f) and (g) show gains that might exist for the options at 5% and 10% annual compounded appreciation in the stock price. This method of valuation is hypothetical; if the stock price does not increase above the exercise price, the compensation to the Named Executive will be zero. If this same methodology was used to determine the potential realizable gain for all shareholders over a period representative of the grants listed above, the gain based on 5% annual appreciation would be approximately $329,000,000 and the gain based on 10% annual appreciation would be approximately $810,000,000. The potential gain related to the options granted to the Named Executives above represents approximately 0.3% of the total potential gain to all shareholders using this valuation method. These are assumed rates of appreciation and are not intended to forecast future appreciation of the Company's common stock. Actual gains, if any, on option exercises and share holdings are dependent on the future performance of the Company's stock price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

                                                       TABLE V

                                                             NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED              IN-THE-MONEY OPTIONS
                                                          OPTIONS AT FISCAL YEAR-END         AT FISCAL YEAR-END ($)(1)
                                                       ---------------------------------  ---------------------------------
          (a)                 (b)            (c)             (d)              (e)               (f)             (g)

                             Shares
                          Acquired on       Value
          Name              Exercise     Realized ($)    Exercisable     Unexercisable      Exercisable    Unexercisable
---------------------------------------------------------------------------------------------------------------------------

Michael J. Cheshire           30,000      $ 320,700           10,000       132,955           $ 21,925        $ 308,675
George M. Gentile             20,000        225,000          252,500            --            603,981               --
Fredric K. Rosen              31,667        379,933               --        86,059                 --          195,583
Charles M. Hevenor                --             --           17,667        60,333             69,455          118,533
Gary K. Bennett               16,707        178,715           12,460        60,086             67,719          115,958
Richard F. Treacy, Jr.            --             --           34,500        40,000            206,001          105,100
---------------------------------------------------------------------------------------------------------------------------

(1) These amounts represent the difference between the exercise price of the stock options and the closing price of the Company's common stock on April 30, 1999 ($18.8125) for all options held by each Named Executive. The stock option exercise prices ranged from $7.25 to $27.43. All stock options are granted at the fair market value of the common stock on the date of grant.

PERFORMANCE GRAPH



                            CUMULATIVE TOTAL RETURN
             BASED ON REINVESTMENT OF $100 BEGINNING APRIL 30, 1994
                       ASSUMING REINVESTMENT OF DIVIDENDS


[GRAPHIC OMITTED]



------------------------------------------------------------------------------------
                                 Apr-94   Apr-95   Apr-96   Apr-97   Apr-98   Apr-99
------------------------------------------------------------------------------------
Gerber Scientific, Inc.           $100     $104     $116     $116     $182     $136
------------------------------------------------------------------------------------
S&P 500[registered trademark]     $100     $117     $153     $191     $270     $329
------------------------------------------------------------------------------------
Dow Jones Diversified
Technology Index                  $100     $122     $152     $198     $232     $257
------------------------------------------------------------------------------------

EXECUTIVE EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

On February 17, 1997 the Company entered into an employment agreement with Michael J. Cheshire to serve as President and Chief Operating Officer of the Company. Mr. Cheshire has further served as a Company Director since 1997 consistent with the terms of this agreement. Under the terms of this agreement, Mr. Cheshire was to receive a one time Sign-On award of $400,000 payable over a period of three years. The final payment of this award in the amount of $200,000 was paid to Mr. Cheshire in February 1999 as specified by the agreement. The terms of that agreement also provide that Mr. Cheshire would be granted options to purchase a total of 150,000 shares of Common Stock pursuant to the Company's stock option plans which have been satisfied by a grant of options of 30,000 shares at $14.37 (together with 7,500 Performance Units) on February 17, 1997 and a further grant of options to purchase 120,000 shares at $16.62 on May 1, 1997.

George M. Gentile resigned as the Company's Chief Executive Officer effective June 1, 1998 and retired effective December 31, 1998 consistent with his plans as outlined in the Proxy Statement for the prior fiscal year. In connection with Mr. Gentile's retirement, the Management Development and Compensation Committee accelerated the vesting date of options to purchase 50,000 shares of the Company's Common Stock to June 17, 1998, authorized the payment of a pro rata portion of his fiscal year 1998 year-end bonus (computed in accordance with the terms of the fiscal year 1999 Annual Incentive Bonus Plan) and approved his leave with pay through December 31, 1998 in lieu of earned and accrued vacation.

Effective June 1, 1998, Mr. Cheshire was appointed Chief Executive Officer ("CEO") by the Board of Directors and the Management Development and Compensation Committee authorized an amendment to Mr. Cheshire's agreement to reflect his new position and provided for him to be paid a base salary of $500,000 per year. In June 1999, Mr. Cheshire's agreement was further amended to incorporate the terms of the Company's Change In Control Agreement described below.


CHANGE IN CONTROL AGREEMENTS

At its June 1999 meeting, the Management Development and Compensation Committee and the Board of Directors authorized "Change In Control" agreements between the Company and the Named Executives, corporate officers and certain other designated employees. The Board further authorized certain of the Company's subsidiaries to enter into similar Change In Control agreements with designated subsidiary officers of those organizations. The agreements were consummated in July 1999. The agreements are designed to assure continued management of the Company in circumstances where a change in control of the Company's ownership occurs or is threatened.

The term "change in control" for purposes of the Company agreements is defined to include certain changes in beneficial ownership of the Company's outstanding shares of Common Stock, certain business combinations, liquidations and certain changes in the composition of the Board of Directors.

These agreements are for a period of three years renewable yearly thereafter beginning May 1, 1999 and are operative only if a "change in control" occurs and the executive's employment is terminated (other than by death, disability or retirement), by the Company within two years following the change in control or if there are significant changes in the executive's position with the Company in such period which would allow the executive to leave for "good reason" as defined in the agreements. If the defined circumstances occur, these agreements provide for a lump sum payment of a multiple of years of the executive's annual salary and target bonus plus continuation of certain insurance and other employee welfare benefits. These agreements further provide that the Company reimburse the executive with respect to certain federal excise taxes on so-called "parachute" payments. For the CEO, the multiple is three years, for Senior Vice Presidents of the

Company the multiple is two and one-half years and for Vice Presidents of the Company, the multiple is two years. In addition to the above, corporate officers of the Company who also serve as the President of a subsidiary have a separate change in control agreement with their subsidiary on equivalent terms with respect to a change in ownership of that subsidiary. These Change In Control agreements with respect to ownership of the Company have been or are being entered into with a total of 33 employees of the Company and its subsidiaries.


SEVERANCE POLICY

At its June 1999 meeting, the Management Development and Compensation Committee adopted, and the Board of Directors approved, a formal policy regarding payments and other benefits to be made to certain executives in the event their employment is terminated by the Company (or the employing subsidiary) "without cause" as defined in the policy. This policy is applicable to the CEO, the Named Executives, other officers of the Company and officers of its subsidiaries. The policy cannot be modified except on ninety days prior notice.

The policy provides for the continuation of salary and the payment of a pro rata target bonus and certain other benefits for varying periods of time for officers of the Company and officers of its subsidiaries. For the CEO, the period of time is two years, for Senior Vice Presidents and subsidiary Presidents, including the Named Executives, the period is one and one-half years. Payments under the policy are conditioned on the executive's non-competition with the business of the Company for the benefit period and the policy further provides for reduced benefits upon employment elsewhere.


PENSION PLANS

The Company maintains a non-contributory qualified defined benefit pension plan, the Gerber Scientific, Inc. and Participating Subsidiaries Pension Plan (the "Pension Plan"), and a supplemental pension benefit plan (the "Supplemental Pension Benefit Plan"), covering domestic employees. Effective May 1, 1995, retirement benefits under the Pension Plan are based on an employee's years of service and average annual covered compensation during the employee's five consecutive highest-paid years in the last ten years of service. Compensation for this purpose includes salary and other compensation paid by the Company and reportable on Form W-2, but excludes fringe benefits (cash and non-cash) including compensation related to long-term incentive awards which is reported in the Summary Compensation table in this Proxy Statement and compensation related to stock option plans. The Code limits the amount of compensation that may be considered and the annual benefits which may be payable from the Pension Plan. Retirement benefits in excess of these limitations are provided under the Company's Supplemental Pension Benefit Plan which is a nonqualified arrangement.

The following table shows the estimated annual benefits payable to a participant attaining age 65 in 1999 under the Pension Plan and the Supplemental Pension Benefit Plan for specified years of service at age 65. The table assumes that the given level of compensation is the compensation for the last calendar year in the five-year averaging period, and uses a 4.5 percent per year salary progression to determine five-year average compensation. The benefits shown in the table are formula benefits, which include a reduction for Social Security benefits. Each of the benefits shown is payable as a straight life annuity. Benefits are reduced if a survivor's benefit is elected. On retirement at ages earlier than 65, benefits may be reduced depending upon age and service at retirement.

ESTIMATED PENSION BENEFITS

                                                                YEARS OF SERVICE

                 -----------------------------------------------------------------------------------------------------------
   COMPENSATION           15               20                25               30                35               40
----------------------------------------------------------------------------------------------------------------------------
    $  200,000        $ 37,107          $ 49,476         $ 61,845          $ 74,231         $ 87,993          $101,756
       300,000          57,751            77,001           96,251           115,518          136,162           156,806
       400,000          78,395           104,526          130,658           156,806          184,331           211,856
       500,000          99,039           132,051          165,064           198,094          232,500           266,907
       600,000         119,682           159,577          199,471           239,382          280,669           321,957
       700,000         140,326           187,102          233,877           280,669          328,838           377,007
       800,000         160,970           214,627          268,284           321,957          377,007           432,058
       900,000         181,614           242,152          302,690           363,245          425,176           487,108
     1,000,000         202,258           269,677          337,097           404,533          473,345           542,158
     1,100,000         222,902           297,202          371,503           445,820          521,514           597,209
     1,200,000         243,546           324,728          405,909           487,108          569,683           652,259
----------------------------------------------------------------------------------------------------------------------------


As of normal retirement age (65) or attained age, if later, the years of service credited for retirement benefits for the Company's Named Executives in the Summary Compensation Table would be as follows: 17 years for Michael J. Cheshire; 17 years for Fredric K. Rosen; 34 years for Gary K. Bennett; 36 years for Charles M. Hevenor; and 24 years for Richard F. Treacy, Jr.

The current compensation covered by the plans for the Named Executives does not differ substantially from that set forth in the annual compensation columns of the Summary Compensation Table except for Mr. Michael J. Cheshire whose sign-on award was not covered by the plans.

401(K) PLAN

The Company's 401(k) defined contribution plan (the "401(k) Plan") covers domestic employees. Under the 401(k) Plan, participating employees may contribute from 2 percent to 15 percent of their eligible pay on a "pre-tax" basis, subject to a calendar year limitation of $10,000 in 1998 and 1999, plus up to 10% of their eligible pay on an "after-tax" basis. The Company matches 50% of the first 6% of a participant's pre-tax contribution, up to a maximum annual Company contribution of $1,000 per participant. In 1998, the Company amended the 401(k) Plan to permit participants to invest in additional funds under the plan, including a Company stock fund. Upon termination, a participant is entitled to receive the value of his/her account, including any investment earnings or losses.


DEFERRED COMPENSATION PLAN

In 1998, the Company established the Gerber Scientific, Inc. and Participating Subsidiaries Deferred Compensation Plan (the "Deferred Compensation Plan"), which allows certain highly compensated employees who will reach the maximum qualified pre-tax deferral amount under the 401(k) Plan to defer an additional portion of their eligible pay under the Deferred Compensation Plan. Eligibility for the Deferred Compensation Plan is determined annually based on compensation levels. Eligible participants may defer up to 15 percent of their "pre-tax" eligible pay to the Deferred Compensation Plan less any amounts contributed to the 401(k) Plan. Participants may invest in a variety of funds under the plan, including Company stock. The Deferred Compensation Plan is a nonqualified plan under the Internal Revenue Code. Compensation deferred under the plan is held in a trust that protects its assets from the effects of a change in control but not against the insolvency or bankruptcy of the Company or any of its subsidiaries.

PROPOSAL 2 - APPROVAL OF THE GERBER SCIENTIFIC, INC.
2000-2004 EXECUTIVE ANNUAL INCENTIVE BONUS PLAN


                        THE BOARD OF DIRECTORS RECOMMENDS
                        THAT YOU VOTE FOR THIS PROPOSAL.

At its June 1999 meeting, the Management Development and Compensation Committee ("the Committee") of the Company's Board of Directors established and approved the Gerber Scientific, Inc. 2000-2004 Executive Annual Incentive Bonus Plan ("Plan") effective May 1, 1999 for each of the fiscal years in the period ending April 30, 2004. This Plan is subject to the approval of the shareholders.

The Plan provides for annual incentive bonus payments to be made to selected executives identified by the Committee upon the achievement, or degree of achievement, of pre-established Performance Goals which are linked to the financial performance of the Company and its operating subsidiaries (now designated as Gerber Technology, Inc., Gerber Scientific Products, Inc. and Gerber Coburn Optical, Inc.). The Performance Goals will be established by the Committee each fiscal year, at or near the beginning of such year, from a number of financial objectives defined in the Plan, including: return on assets, net income, cash flow, earnings before interest and taxes and earnings per share. A complete listing of financial measures which may be selected by the Committee as the Performance Goal(s) for each fiscal year is included in the terms of the Plan which is Appendix A of this Proxy Statement.

The participants in the Plan will be the officers of the Company and the Company's subsidiaries (including the CEO and other Named Executives), as selected and designated by the Committee, and such other employees of the Company or its subsidiaries as the Committee may designate. Executives designated to participate in the Plan cannot participate in the Gerber Scientific, Inc. 1999-2001 Annual Incentive Bonus Plan previously approved by shareholders nor can any such executives be otherwise eligible for any other Company cash incentive compensation plan. It is estimated that approximately 36 executives will participate in the initial year of the Plan.

Each year, each participant in the Plan will be assigned by the Committee a "Target Bonus" expressed as a percentage of the participant's regular salary at the close of the fiscal year. Newly hired executives who are designated as participants in the Plan share pro rata in the Plan provided they are employees of the Company or designated subsidiary for at least two months during the fiscal year. Pro rata adjustments are also made for participants who transfer within companies which are designated as part of the Plan. The Committee has established that for fiscal year 2000, the Target Bonus for the CEO is 75 percent of salary, and the Target Bonus for the other Named Executives is 50 percent of salary. Other executives included in the Plan are generally assigned a 30 percent Target Bonus. In any fiscal year, the maximum cash bonus payable to any participant is two times the Target Bonus up to a maximum of two million dollars.

The cash bonus amount payable to executives who are participants in the Plan is determined by the degree of achievement of the Performance Goal(s) applicable to either the parent Company or a designated subsidiary where the executive is employed. Performance Goal(s) are to be established by the Committee each fiscal year.

The Plan permits a participant to elect to purchase Company stock, at the prevailing market price at the date bonuses are paid, with up to 50 percent of the participant's cash bonus, less applicable withholding taxes. The participant is, in return, granted restricted shares of Company stock in an amount equal in value to one-third of the gross bonus amount elected to be taken in stock. The restricted stock vests one-third each year over a three-year period provided (i) the participant remains in the employ of the Company unless the cessation of employment was a result of retirement, death, disability or change in control of the Company; and (ii) the participant continues to hold the underlying Company stock purchased with this bonus for the entire vesting period. If the participant disposes of any or all of the Company stock during the three-year vesting period, a proportional amount of any unvested restricted stock is forfeited.

Payment of any cash bonus under the Plan is conditional upon the participant's continued employment by the Company through the last day of the fiscal year. The Plan is to be administered by the Committee which is authorized to interpret and administer the Plan and to make amendments or to terminate the Plan. However, any material amendments cannot be made without shareholder approval.

Since benefits to be paid under the Plan are based upon the achievement of Performance Goals in the future, the Company cannot determine amounts which may become payable in the future under the Plan to the CEO or other Named Executives. Moreover, the Company does not believe it would be meaningful or accurate, to attempt to compute amounts which would have been payable under the Plan had the Plan been in effect for the fiscal year 1999. The Performance Goal(s) established by the Committee for fiscal year 2000 are conditioned on shareholder approval of this Plan. The financial performance assumptions implicit in the establishment of these Performance Goals by the Committee are based upon current assumptions as to market and economic conditions for the forthcoming fiscal year, which are necessarily different from conditions for past years. In the most recent two fiscal years, the Company has engaged in acquisitions of businesses and has sold all of its interest in one business. Moreover, in that period, the Company has gained leverage through increased debt at fluctuating rates of interest and experienced non-recurring consolidation costs with respect to acquired businesses. Finally, the Performance Goals established by the Committee for the current fiscal year 2000 reflect the expected favorable financial impact of several new products recently introduced by the Company's operating subsidiaries. The maximum number of Company shares which may be purchased under the Plan shall not exceed 375,000 and in addition, the corresponding maximum number of restricted shares to be issued shall not exceed 125,000.

The closing price of the Company's Common Stock on July 28, 1999 was $23.75 per share.


VOTE REQUIRED FOR APPROVAL

Pursuant to the By-Laws of the Company and Connecticut state law, the affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented at the meeting is required for approval of the Plan. Abstentions will have the same effect as votes "against" the proposal.

The Committee has directed that the Plan be submitted to the Company's shareholders for approval at the annual meeting in accordance with Internal Revenue Code Section 162(m), to preserve the deductibility of all amounts which may be paid to employees under the Plan. Absent shareholder approval, the Plan will not be implemented. If shareholder approval is not obtained, however, the proposed participants of this Plan will participate in the Gerber Scientific, Inc. 1999-2001 Annual Incentive Bonus Plan approved by shareholders on September 25, 1998.

                       THE BOARD OF DIRECTORS UNANIMOUSLY
                      RECOMMENDS A VOTE FOR THE 2000-2004
                     EXECUTIVE ANNUAL INCENTIVE BONUS PLAN.


INDEPENDENT AUDITORS

The Board of Directors has approved the appointment of KPMG LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending April 30, 2000. This firm has served as independent auditors for the Company for many years. The audit services rendered to the Company by KPMG LLP during the year ended April 30, 1999, included examination of the annual financial statements of the Company, reviews of quarterly reports, and consultation on various accounting and tax matters.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they wish. They will also be available to respond to appropriate questions.


SHAREHOLDER PROPOSALS FOR 2000 MEETING

The Company must receive shareholder proposals for the 2000 Annual Meeting no later than April 12, 2000, for inclusion in the 2000 Proxy Statement and form of proxy.

The Company may use its discretion in voting proxies with respect to shareholder proposals not included in the Proxy Statement for the Company's Annual Meeting in the year 2000, unless the Company receives notice of such proposals prior to June 21, 2000.


OTHER BUSINESS

The Board of Directors and management do not know of any matters to come before the Annual Meeting of Shareholders other than those set forth in the accompanying Notice. If any other matters properly come before the Meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote on such matters in accordance with their best judgment and in the best interests of the Company.

By Order of the Board of Directors.

/s/Richard F. Treacy, Jr.
Richard F. Treacy, Jr.
Secretary

Dated at South Windsor, Connecticut
this 4th day of August 1999


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APPENDIX A
GERBER SCIENTIFIC, INC.
2000-2004 EXECUTIVE ANNUAL INCENTIVE BONUS PLAN


1. PURPOSE
The purpose of the Plan is to reward certain Designated Executives of the Company and its subsidiaries by providing annual cash bonuses based upon the achievement of Performance Goals which are to be predefined by the Committee.

2. DEFINITIONS
For purposes of this Plan, the following terms shall have the definitions set forth below:

(a)  "Board." The Board of Directors of the Company.

(b) "Bonus Stock." Shares of the Company's Common Stock acquired in lieu of a portion of the cash bonus earned under this Plan.

(c)  "CEO." The Chief Executive Officer of the Company.

(d) "Change of Control." A change of control as defined in the Employee Stock Plan.

(e) "Code." The Internal Revenue Code of 1986, as amended, and as it may be amended from time to time, or any corresponding federal tax statute enacted after the date this Plan is adopted by the Committee. A reference to a specific section of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date this Plan is adopted by the Committee, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Plan containing such reference.

(f) "Committee." The Management Development and Compensation Committee, as appointed from time to time by the Board and consisting solely of two or more outside directors who are not otherwise Employees of the Company or any subsidiary.

(g)  "Company." Gerber Scientific, Inc.

(h) "Corporate Employees." Employees of the Company (as distinguished from Employees of any subsidiary) who are not Corporate Officers.

(i) "Corporate Designated Executives." Corporate Officers and other key Corporate Employees designated by the Committee as eligible to receive cash bonuses pursuant to section 6, hereof.

(j) "Corporate Officers." Officers of the Company at the level of Vice President or above.

(k) "Designated Executives." Corporate Designated Executives and Subsidiary Designated Executives.

(l) "Employees." Individuals employed by either the Company or one of its Subsidiaries.

(m) "Employee Stock Plan." The Company's 1992 Employee Stock Plan, as amended, and as it may be further amended from time to time.

(n)  "Management." The Chairman and the Chief Executive Officer of the Company.

(o) "Performance Goals." Goals based on business criteria established by the Committee in accordance with section 5, hereof, computed in accordance with the directions of the Committee.

(p)  "Permanent Disability." Permanent and Total Disability as provided in
     Section 22(e)(3) of the Code.

(q) "Plan." This 2000-2004 Executive Annual Incentive Bonus Plan, as it may be amended from time to time.

(r) "Regular Wages Paid." The annual salary payable by the Company (or its Subsidiary) to the plan participant on the last day of each fiscal year covered by this plan.



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

(s) "Retirement." Retirement as defined in the Employee Stock Plan.

(t) "Restricted Stock." Shares of Company Common Stock granted or to be granted subject to certain restrictions as provided in Sections 8.2 and 8.2.1.

(u) "Subsidiary" or "Subsidiaries." The Company's existing U.S. operating subsidiaries (i.e., Gerber Scientific Products, Inc.; Gerber Technology, Inc.; and Gerber Coburn Optical, Inc.) and such other corporations which are or may become wholly owned subsidiaries of the Company and which are designated by the Committee as a subsidiary to be included within the terms of this plan.

(v) "Subsidiary Designated Executives." The President of each Subsidiary and other key employees of the Subsidiary designated by the Committee as eligible to receive cash bonuses pursuant to section 6 hereof.

(w) "Target Bonus Potential." The bonus percentages as set forth in, or authorized by, Section 6.1 hereof.


3. SUMMARY
Bonuses under the Plan are payable to the Designated Executives upon the achievement of one or more Performance Goals. The Committee will establish Performance Goals each year for the Company and for each of the Subsidiaries. Designated Executives shall be entitled to bonuses based upon the achievement of the Performance Goals by the Company for Corporate Designated Executives or by the Subsidiary for a Subsidiary Designated Executive; provided, however, that no bonuses shall be paid until the Committee has certified in writing the achievement of the applicable Performance Goal(s).


4. PLAN YEARS
This Plan shall become effective on May 1, 1999 and shall be in effect for each of the succeeding five fiscal years through April 30, 2004.


5. PERFORMANCE GOAL(S)
Performance Goal(s) for each fiscal year for the Company and each Subsidiary shall be determined by the Committee, but must be based on one or more of the following business criteria, each business criteria to be subject to such adjustments for changes in accounting principles and/or other items that are required by generally accepted accounting principles ("GAAP") to be separately disclosed in the Company's or each Subsidiary's financial statements: return on equity, return on assets, net income, cash flow, book value, earnings before interest and taxes ("EBIT"), revenues, financial return ratios, market performance of the Company, total shareholder return and/or earnings per share. Performance Goals established by the Committee may specifically provide for graduated levels of achievement by the Company, or the Subsidiary, both above and below one or more stated Performance Goal(s) and consequent preestablished bonus payment amounts as a result of the achievement of each graduated level of the Performance Goal(s). Cash bonuses to Corporate Designated Executives are determined in accordance with achievement of the Performance Goal(s) of the Company. Cash bonuses to Subsidiary Designated Executives are determined in accordance with achievement of the Performance Goal(s) of the applicable Subsidiary by which each such Subsidiary Designated Executive is employed, subject to the provisions of Section 7.1.3. The Performance Goal(s) for each fiscal year shall be established by the Committee within the first three months of that fiscal year or within such other time as may be required pursuant to
Section 162(m) of the Code.


6. DETERMINATION OF INDIVIDUAL BONUS AMOUNTS
6.1 The Target Bonus Potential. The Target Bonus Potential for cash bonus awards for each fiscal year will be fixed by the Committee as a percentage of each participant's Regular Wages Paid. Except for grants of Restricted Stock in accordance with section 8.2, awards shall be made under the Plan according to these targets only to the extent that the applicable Performance Goal(s) has been achieved in accordance with the term(s) of such goal. All bonus amounts payable hereunder are subject to the maximum bonus percentage and maximum bonus amount stated in section 6.2.

6.2 Maximum Bonus Percentages and Amounts. The maximum cash bonus payable to any Designated Executive is two times the Target Bonus Potential. This maximum bonus amount may be increased by up to one-sixth of the amount of such bonus by an additional award of Restricted Stock, subject to the Designated Executive's stock election pursuant to section 8.2. In no event shall any cash bonus payable to any Designated Executive under this plan exceed $2 million dollars for any fiscal year (as computed prior to any election to receive Company Stock and Restricted Stock under section 8.2).

6.3 Committee Authority. The Committee shall have the sole authority to designate which Employees are classified as Corporate Officers, and Management shall have authority to designate other Corporate Designated Executives and Subsidiary Designated Executives subject to ratification by the Committee.


7. ELIGIBILITY
7.1 Eligible Participants. Eligibility under this Plan is limited to Designated Executives who are on the active permanent payroll on the last day of the fiscal year and who have been employed continuously by the Company or a Subsidiary for more than two (2) months.

      7.1.1 An approved leave of absence shall not be considered a break in service for purposes of eligibility to receive bonuses under the Plan.

      7.1.2 Designated Executives who as of the last day of the fiscal year have been employed by the Company or a Subsidiary for less than two
             (2) months are not eligible to receive any bonus under the Plan.

      7.1.3 Designated Executives who transfer between participating companies but who otherwise qualify under the terms hereof, shall participate pro rata in the Plan of each company where they were employed during the fiscal year. Bonus amounts payable under this Plan are to be based on the respective Regular Wages Paid and applicable Target Bonus Potential at each company where the transferred Designated Executive was employed.

7.2 Excluded Employees. Specifically excluded from participating in the Plan are Employees who participate in other forms of cash incentive compensation plans (e.g., commission plans).


8. DISTRIBUTION OF INCENTIVE BONUS
8.1 Cash Distribution. Except as provided in this section 8, and subject to any voluntary deferral under the Company's 401(k) plan, Deferred Compensation plan or other voluntary deferral plans as the Committee may adopt, the incentive bonus shall be paid in cash to eligible Designated Executives in accordance with section 6 ("Determination of Individual Bonus Amounts"). It is expected that any distribution for each fiscal year will be made on or before July 15th following the close of each fiscal year, subject to written certification by the Committee that the applicable Performance Goal(s) have been achieved.

8.2 Stock Election. Designated Executives may elect to receive up to 50 percent of their bonus in the form of Company Common Stock in lieu of cash, less applicable withholding taxes. To encourage the election of Bonus Stock, the Company shall award additional shares of the Company's Common Stock which shall equal in value (valued as of the date of purchase of the Bonus Stock without regard to any restrictions that may attach to such shares) to one-third of the bonus amount elected to be received in stock before tax withholding and shall be subject to certain restrictions ("Restricted Stock"). The restrictions and other terms of such Restricted Stock award shall be determined by the Committee and set forth in separate grant agreements. The agreement shall provide, among other things, that such Restricted Stock shall vest (and the restrictions shall lapse) in equal installments at each of the three anniversary dates following the date of payment, provided that the Restricted Stock has not been forfeited prior to any such vesting date. In the event that all or any portion of the Bonus Stock (after deduction for taxes withheld) is sold, transferred, or otherwise disposed of by the recipient thereof during the three year period following the grant of the Restricted Stock, a proportional number of the shares of Restricted Stock not yet vested shall be forfeited. [Example: If a participant received 150 shares of Common Stock in lieu of a portion of his or her cash bonus, after withholding 60 shares for taxes, the participant will receive 90 shares of Bonus Stock. The participant would then be granted 50 shares of Restricted Stock (one-third of 150 shares). If the participant then sells all 90 shares of the Bonus Stock after the first anniversary of the Restricted Stock Grant date but before the second anniversary thereof, two-thirds of the shares of Restricted Stock (33.33 shares) would be forfeited to the Company. The restrictions as to one-third of the Shares of Restricted Stock (16.67 shares) would have lapsed after one year and those shares would no longer be Restricted Stock.] The foregoing provisions with respect to forfeiture shall not be applicable with respect to Bonus Shares which are transferred or otherwise disposed of to the Company in satisfaction of amounts due the Company incident to the exercise of stock options or other Company plans with respect to the purchase of Company Stock; provided, however, that shares resulting from such transaction equivalent in number to the Bonus Shares transferred or otherwise disposed of to the Company incident to such transactions are retained by the Designated Executive consistent with the terms of this Plan regarding the vesting of Restricted Shares. Upon termination of employment for any reason other than death, Permanent Disability or Retirement, all Restricted Stock not yet vested shall be forfeited. If termination of a Designated Executive's employment is due to death, Permanent Disability or Retirement, all restrictions on the Restricted Stock issued to such Designated Executive pursuant to the Plan shall terminate upon such termination. All restrictions on Restricted Stock issued to a Designated Executive pursuant to this Plan shall also terminate in the event of a Change of Control.

      8.2.1 Restrictions. Restricted Stock shall be subject to such additional restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times or under circumstances as the Committee may determine on the date of election or thereafter. Except as stated in section 8.2, a Designated Executive granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the restricted shares and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). Prior to vesting, Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Designated Executive. Certificates representing shares of Restricted Stock may be legended to restrict transfer.

      8.2.2 Income Tax Withholding. It shall be a condition of an Employee's right to receive a bonus under this Plan whether in the form of Bonus Stock (including Restricted Stock) or cash, that the Designated Executive consents to the withholding by the Company of any federal, state or other taxes which the Company is obligated to withhold or collect. The Company is authorized to withhold any such federal, state or other taxes resulting from such bonus by withholding such number of shares of Company Common Stock otherwise issuable to such Employee that, based on the fair market value of the shares on the date of the bonus payment is made, will satisfy such federal, state or other tax withholding. It shall be a condition of a Designated Executive's right to receive Restricted Stock pursuant to this Plan that the Designated Executive agrees and authorizes the Company to either withhold from such Designated Executive's Regular Wages Paid or, at the Company's election, to reduce the number of shares of Restricted Stock which would otherwise be due to the Designated Executive under this Plan by an amount which, in the sole discretion of the Company, is sufficient to pay all income taxes that the Company is required to withhold or collect in connection with the Restricted Stock award.

      8.2.3 Investment Representation. Unless the Committee otherwise determines, Participants who elect to receive Common Stock in lieu of cash must agree to take such Common Stock for investment and not for distribution. Delivery of such representations as may be requested by the Committee shall be a condition precedent to the right of the Participant to receive any shares of Common Stock under this Plan. Certificates representing such shares of Common Stock may be legended to restrict transfer absent compliance with the federal securities laws.

      8.2.4 Issuance of Bonus Stock and Restricted Stock. Company Common Stock received by Designated Executives in lieu of cash may, in the sole discretion of the Committee, be issued by the Company, purchased in the open market using the applicable portion of the Designated Executive's cash bonus amount, or issued under the Employee Stock Plan. In the Committee's discretion, Restricted Stock may be issued as Restricted Shares under this Plan or under the Employee Stock Plan.

8.3 The maximum number of Company shares which may be purchased under this plan shall not exceed 375,000 shares and in addition, the corresponding maximum number of restricted shares to be issued shall not exceed 125,000 shares subject to section 10.5 below.


9. TERMINATION OF PARTICIPATION IN GERBER SCIENTIFIC, INC. 1999-2001 ANNUAL INCENTIVE BONUS PLAN

Pursuant to the rights of the Committee under the terms of section 9.3 of the Gerber Scientific, Inc. 1999-2001 Annual Incentive Bonus Plan approved by shareholders on or about September 25, 1998, upon shareholder approval of this Plan the Committee has, and does hereby, terminate the right of Designated Executives included as participants under this Plan to receive any payment of any cash or other bonuses under the Gerber Scientific, Inc. 1999-2001 Annual Incentive Bonus Plan effective on the date of approval of this Plan by shareholders of the Company at its Annual Meeting of Shareholders presently scheduled for September 15, 1999. On request of the Company and as a condition of receiving any bonus under the terms of this Plan, the Committee may require any Designated Executive to acknowledge, in writing, that such Designated Executive is not entitled to any bonus under the terms of the Gerber Scientific, Inc. 1999-2001 Annual Incentive Bonus Plan.


10. MISCELLANEOUS

10.1 Transferability. A Designated Executive's rights and interests under the Plan may not be assigned or transferred. In the event of a Designated Executive's death after the end of a fiscal year but prior to the bonus payment date, the Company shall pay any bonus amounts due under the Plan to the Employee's designated beneficiary, or in the absence of such designation, by will or the laws of descent and distribution.

10.2 Administration of Plan. The Plan shall be administered by the Committee. The Committee shall have the authority to interpret the Plan to adopt plans whereby the bonus payments otherwise payable under the Plan may be voluntarily deferred, at the participant's election, to establish and revise rules, amounts and regulations relating to the Plan, and to make any other determinations that it believes necessary or advisable for the administration of the Plan. Decisions of the Committee shall be final, conclusive, and binding upon all parties, including the Company, Subsidiaries, shareholders, and Designated Executives. The Committee shall, in the exercise of its sole discretion, determine any and all issues relating to the manner by which Performance Goals are to be calculated and certified and upon whom it shall rely in the determination of achievement and certification of Performance Goals or computation of any and all due hereunder including bonus amounts payable under the Plan.

10.3 Amendment and Termination. The Committee reserves the right to modify, suspend or terminate the Plan in whole or in part at any time; provided, however, that no modification of the Plan by the Committee without approval of the shareholders will materially increase the maximum amount allocated to the CEO and the four most highly compensated Employees or render any member of the Committee eligible for a bonus award. Any modification to material terms of the Plan (i.e., Employees eligible, business criteria on which the performance goal is based, or maximum amount of compensation payable) shall require shareholder approval prior to the payment of any benefit.

10.4 No Agreement To Employ. Nothing in the Plan shall be construed to constitute or evidence an agreement or understanding, express or implied, by the Company to employ or retain any Designated Executive for any specific period of time.

10.5 In the event that the number of the outstanding shares of Common Stock is changed by reason of stock dividend or stock split or other combination or circumstance which results in the issuance of additional shares of Common Stock to existing shareholders, the number of shares which may thereafter be purchased under this Plan and the number of shares that may be issued as Restricted Stock under this Plan shall be adjusted proportionately so as to reflect such change. If any shares of Restricted Stock are forfeited, such shares shall thereafter be available for reissuance under this Plan.

10.6 Certification That Terms Have Been Satisfied. Prior to payment of any bonus amount under the Plan, the Committee shall certify in writing that the Performance Goal(s) and all other material terms stated herein have been attained. For this purpose, the approved minutes of a Committee meeting in which a certification is made shall be treated as a written certification.

10.7 Indemnification. Current and past members of the Board or Committee shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit or proceeding to which such member may be or become a party or in which such member may be or become involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by such member in settlement thereof (with the Company's written approval) or paid by such member in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of such member's lack of good faith. Indemnification pursuant to this provision is subject to the condition that, upon the institution of any claim, action, suit, or proceeding against such member, such member shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before such member undertakes to handle and defend it on such member's behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such member may be entitled as a matter of law or otherwise, or any power that the Company may have to indemnify or hold such member harmless.

10.8 Governing Law. This Plan shall be governed by the laws of the State of Connecticut.


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DIRECTIONS TO GERBER SCIENTIFIC, INC.

[GRAPHIC OMITTED]

FROM NEW YORK CITY AND SOUTHERN CONNECTICUT
Follow I-95 or Hutchinson River Pkwy/Merritt Pkwy north to I-91. Continue north on I-91. As you approach Hartford, exit to the right onto I-84 East (Exit 29). Follow I-84 East to Exit 64/65. Stay in far left lane. At end of ramp, turn left. Move immediately into right lane. At second light (not including the light at the end of the exit ramp), turn right onto Kelly Road. Follow Kelly Road past the Holiday Inn Express. Turn left onto Gerber Road East. Follow signs for parking.


FROM MASSACHUSETTS
Follow I-90 to I-84. Follow I-84 South/West into Connecticut to Exit 64. Turn left off ramp onto Kelly Road. Turn left onto Gerber Road East. Follow signs for parking.


FROM NEW YORK STATE AND WESTERN CONNECTICUT
Follow Routes 44/202 to I-84 East. Continue on I-84 East through Hartford to Exit 64/65. Stay in far left lane. At end of ramp, turn left. Move immediately into right lane. At second light (not including the light at the end of the exit ramp), turn right onto Kelly Road. Follow Kelly Road past the Holiday Inn Express. Turn left onto Gerber Road East. Follow signs for parking.

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